Selected Stater Bros. Holdings Inc. Financial Data (Unaudited)	Exhibit 99.4

EBITDA

Stater Bros. Holdings Inc. (“Stater Bros.”) believes that EBITDA is used by Stater Bros.’ bond holders, security analysts and other interested parties to evaluate Stater Bros.’ operating results and as a measure of Stater Bros.’ ability to both service debt and to comply with certain debt covenants. EBITDA is a calculation derived from Stater Bros.’ debt covenants and is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be used as an alternative to, or be construed as more meaningful than, operating profit or cash flows as an indicator of Stater Bros.’ operating performance. The following table reconciles EBITDA to cash provided by operating activities which is the most closely comparable GAAP measure of liquidity:

						Unaudited
	Fiscal Years Ended(a)					26 Weeks Ended
	Sept. 26, 1999	Sept. 24, 2000	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003	March 30, 2003	March 28, 2004
	(In thousands)
Net cash provided by operating activities	$59,296	$15,385	$79,393	$51,168	$82,950	$43,064	$125,868
Net increase in operating assets and liabilities	(53,293)	(4,058)	(40,892)	(6,471)	(38,056)	(20,208)	(64,179)
Loss on disposal of assets	(357)	(29)	(258)	(1,579)	(1,093)	(627)	(734)
Change in deferred income taxes	783	6,632	(2,921)	(2,750)	(696)	—	—
Gain from litigation settlement	—	—	—	—	—	—	22,371
Equity in income from unconsolidated affiliate	1,130	1,483	1,584	2,914	1,330	979	929
Interest expense	62,174	51,784	52,410	52,814	53,254	26,559	34,835
Income tax expense (benefit)	(5,861)	(4,596)	5,452	7,491	5,719	4,404	44,566

EBITDA	$63,872	$66,601	$94,768	$103,587	$103,408	$54,171	$163,656

(a)	The fiscal year 2001 was a 53-week year, whereas fiscal years 1999, 2000, 2002 and 2003 were 52-week years.